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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and in the headnote to the Selected Historical Financial Data of Smith's Food & Drug Centers, Inc. in the Registration Statement (Form S-3) and related Prospectus of Smith's Food & Drug Centers, Inc. for the registration of 3,201,470 shares of its Class B Common Stock and to the incorporation by reference therein of our report dated January 29, 1996, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 1995, filed with the Securities and Exchange Commission.


Salt Lake City, Utah
October 24, 1996


                                                              ERNST & YOUNG LLP